Exhibit 99.1

TScan Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update

Presented positive updated data from the ALLOHA™ Phase 1 heme trial at 67th American Society of Hematology (ASH) Annual Meeting and Exposition

Announced completion of enrollment in Cohort C of Phase 1 ALLOHA™ trial; patients to be treated with commercial-ready manufacturing process

Announced expansion of heme program with FDA clearance of TSC-102-A01 and TSC-102-A03 targeting CD45, in patients with HLA types A*01:01 and A*03:01

Cash and cash equivalents continue to fund operations into the second half of 2027

WALTHAM, Mass., Mar. 4, 2026 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today reported financial results for the three months and full year ended December 31, 2025, and provided business updates.

“The regulatory and operational progress we have made over the last several months related to our heme program is exciting. We expect the momentum to continue into the second quarter when we plan to share the initial data from patients enrolled into Cohort C in the ALLOHA™ study as well as initiate TScan’s first Phase 3 trial,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “The data we presented at ASH in December 2025 continue to support our decision to focus the Company’s efforts on development of therapeutics for patients with heme malignancies. Additionally, the recent FDA clearance of INDs for TSC-102-A01 and TSC-102-A03 will allow us to bring our TCR-T therapies to twice as many patients who currently have limited options in the post-transplant setting.”

Recent Corporate Updates: Hematologic Malignancies Program

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In December 2025, the Company presented positive updated data from the ALLOHA™ Phase 1 heme trial at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition.

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TSC-101 was well-tolerated with no dose-limiting toxicities observed.
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Treatment arm continues to demonstrate favorable relapse-free survival (HR=0.50; p=0.23) and overall survival (HR=0.61; p=0.52).
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3/3 (100%) of TSC-101-treated patients who reached two-year follow-up remained relapse-free compared to 1/4 (25%) in the control arm.

Exhibit 99.1

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In February 2026, the U.S. Food and Drug Administration (FDA) cleared the Company’s investigational new drug (IND) applications for TSC-102-A01 and TSC-102-A03. These TCR-T therapy candidates target CD45, a protein that is broadly expressed in heme cells but absent in non-heme tissues. TSC-102-A01 and TSC-102-A03 are allogeneic, donor-derived TCR-T therapy candidates designed to eliminate residual cancer and prevent relapse in patients with heme malignancies who are undergoing allogeneic hematopoietic cell transplantation (HCT) using either reduced intensity conditioning or myeloablative conditioning. TSC-102-A01 and TSC-102-A03 are designed to treat patients who are HLA-A*01:01- or HLA-A*03:01-positive, respectively, and are paired with donors who are negative for the HLA allele. The Company plans to initiate a Phase 1 study with these candidates in the second half of this year.

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In February 2026, TScan announced completion of enrollment in Cohort C of the Phase 1 ALLOHA trial, where patients are being dosed with TSC-101 manufactured using its commercial-ready manufacturing process.

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In February 2026, the Company presented a poster at the 2026 Transplantation & Cellular Therapy Meetings of ASTCT® and CIBMTR® (Tandem Meetings). The poster can be found on the “Publications” page of the Company’s website at tscan.com.

Upcoming Anticipated Milestones: Heme Malignancies Program

TScan’s lead TCR-T therapy candidate, TSC-101, is designed to treat residual disease and prevent relapse in patients with heme malignancies undergoing allogeneic HCT (the ALLOHA trial, NCT05473910).

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Share early clinical data on patients treated in Cohort C of the ALLOHA study in the second quarter of 2026.
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Launch pivotal trial for TSC-101 in the second quarter of 2026.
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Share updated data on patients treated in Cohort C of the ALLOHA study in the second half of 2026.
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Initiate Phase 1 study of TSC-102-A01 and TSC-102-A03 in the second half of 2026.

Recent Corporate Updates: Early Pipeline

Solid Tumor Program:

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In November 2025, the Company announced the discontinuation of the PLEXI-T™ trial. Clinical data on initial patients treated in the study have been disclosed in the Company’s 2025 Form 10-K filed with the Securities and Exchange Commission on March 4, 2026.
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The Company is currently developing methods to engineer TCR-T cells in vivo to treat solid tumors.

Exhibit 99.1

Autoimmunity Program:

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The Company is leveraging their target discovery platform to identify targets for a set of T-cell-driven autoimmune disorders and is currently developing potential treatment options.
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The Company anticipates sharing preclinical proof-of-concept data for its therapeutic approach in the second half of 2026.

Financial Results

Revenue: Revenue for the fourth quarter of 2025 was $2.6 million, compared to $0.7 million for the fourth quarter of 2024, and $10.3 million for the full-year 2025, compared to $2.8 million for the full-year 2024. The increase in both periods was primarily due to timing of research activities pursuant to the Company’s collaboration agreement with Amgen.

R&D Expenses: Research and development (R&D) expenses for the fourth quarter of 2025 were $20.0 million, compared to $29.4 million for the fourth quarter of 2024, and $114.2 million for the full-year 2025, compared to $107.4 million for the full-year 2024. The year over year increase was primarily driven by increased manufacturing and clinical activities, with the quarter over quarter decrease primarily driven by timing of manufacturing activities, as well as savings in connection with the Company’s previously announced strategy to prioritize the clinical development of its heme program. R&D expenses included non-cash stock compensation expense of $0.9 million and $1.3 million for the fourth quarter of 2025 and 2024, respectively, and $6.0 million and $4.8 million for the full-year 2025 and 2024, respectively.

G&A Expenses: General and administrative (G&A) expenses for the fourth quarter of 2025 were $6.4 million, compared to $8.0 million for the fourth quarter of 2024, and $32.0 million for the full-year 2025, compared to $30.3 million for the full-year 2024. The year-over-year increase was primarily driven by personnel costs to support business activities, with the quarter-over-quarter decrease primarily driven by savings in connection with the Company’s previously announced strategy to prioritize the clinical development of its heme program. G&A expenses included non-cash stock compensation expense of $1.1 million and $1.4 million for the fourth quarter of 2025 and 2024, respectively, and $5.7 million and $4.7 million for the full-year 2025 and 2024, respectively.

Net Loss: Net loss was $23.0 million for the fourth quarter of 2025, compared to $35.8 million for the fourth quarter of 2024, and included net interest income of $0.9 million and $2.0 million, respectively. Net loss for the full-year 2025 was $129.8 million, compared to $127.5 million for the full-year 2024, and included net interest income of $6.0 million and $8.4 million, respectively. Net loss for the fourth quarter of 2024 and full-year 2024 included a $1.1 million loss on extinguishment of debt.

Cash Position: Cash and cash equivalents as of December 31, 2025 were $152.4 million, excluding $5.0 million of restricted cash. The Company believes that its existing

Exhibit 99.1

cash resources will be sufficient to fund its current operating plan into the second half of 2027.

Share Count: As of December 31, 2025, the Company had 56,901,623 issued and outstanding shares of common stock, consisting of 52,625,035 shares of voting common stock and 4,276,588 shares of non-voting common stock, as well as 73,011,767 outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share. Pro forma outstanding shares, inclusive of both common stock and prefunded warrants, were 129,913,390 as of December 31, 2025.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidate is in development for the treatment of patients with hematologic malignancies to prevent relapse following allogeneic hematopoietic cell transplantation (the ALLOHA™ Phase 1 heme trial). The Company is in early stages of developing methods for in vivo engineering to treat solid tumors. The Company is also applying its target discovery platform to discover novel targets in various T cell-mediated autoimmune disorders.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, expectations, and timing relating to the Company’s hematologic malignancies program, including clinical updates of the ALLOHATM Phase 1 heme trial, presentation of data, enrollment and dosing of patients, initiation of Phase 1 study of TSC-102-A01 and TSC-102-A03, clinical trial design and initiation of a pivotal trial for TSC-101, and market opportunities; the progress of the hematologic malignancies program being indicative or predictive of the success of such program; the Company’s current and future research and development plans or expectations, including regarding its solid tumor program’s in vivo engineering efforts and its autoimmunity program’s presentation of preclinical proof-of-concept data; the structure, timing and success of the Company’s planned preclinical development, submission of INDs, and clinical trials; the potential benefits of any of the Company’s proprietary platforms or current or future product candidates in treating patients; the Company’s ability to fund its operating plan into the second half of 2027 with its existing cashand cash equivalents; and the Company’s goals, strategy and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such

Exhibit 99.1

forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy product candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; TScan’s approved INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy product candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy product candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contacts

Troy Neubecker
Investor Relations
857-399-9517
ir@tscan.com

Caileigh Dougherty

Media Contact

857-399-9890

media@tscan.com

Exhibit 99.1

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$152,406	$178,689
Other assets	76,383	192,429
Total assets	$228,789	$371,118
Liabilities and Stockholders' Equity
Total liabilities	$105,666	$130,148
Total stockholders' equity	123,123	240,970
Total liabilities and stockholders' deficit	$228,789	$371,118
Common stock and pre-funded warrants outstanding (1)	129,913,390	129,678,572

(1) Includes at December 31, 2025 and 2024, respectively, 73,011,767 and 73,087,945 issued and outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share.

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue:
Collaboration and license revenue	$2,567	$665	$10,325	$2,816
Operating expenses:
Research and development	20,039	29,354	114,150	107,350
General and administrative	6,386	8,023	31,988	30,287
Total operating expenses	26,425	37,377	146,138	137,637
Loss from operations	(23,858)	(36,712)	(135,813)	(134,821)
Interest and other income, net	1,583	2,777	8,816	12,065
Interest expense	(702)	(784)	(2,769)	(3,653)
Loss on extinguishment of debt	-	(1,090)	-	(1,090)
Net loss	$(22,977)	$(35,809)	$(129,766)	$(127,499)
Net loss per share, basic and diluted	$(0.18)	$(0.30)	$(1.00)	$(1.14)
Weighted average common shares outstanding—basic and diluted (2)	129,862,038	120,789,625	129,777,415	111,990,417

(2) The calculation of weighted average common shares outstanding-basic and diluted includes 73,011,767 shares of the Company's voting common stock issuable upon exercise of pre-funded warrants for the three and twelve months ended December 31, 2025, and includes 73,087,945 shares of the Company's voting common stock issuable upon exercise of pre-funded warrants for the three and twelve months ended December 31, 2024.